Exhibit 4.19

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

This AMENDMENT NO. 1 TO THE RIGHTS AGREEMENT (this “Amendment”) is dated as of March 18, 2021 and amends that certain Rights Agreement, dated as of September 9, 2020 (the “Rights Agreement”), by and between AKERS BIOSCIENCES, INC., a New Jersey corporation (the “Company”), and VSTOCK TRANSFER, LLC, a California limited liability company, as rights agent (the “Rights Agent”). Capitalized terms used in this Amendment and not otherwise defined herein have the meaning given to such terms in the Rights Agreement.

RECITALS

WHEREAS, pursuant to and subject to the terms and conditions of that certain Agreement and Plan of Merger, dated as of February 7, 2021 (the “Merger Agreement”), by and among the Company, XYZ Merger Sub Inc., a Florida corporation and wholly owned subsidiary of the Company (“Merger Sub”) and MyMD Pharmaceuticals, Inc., a Florida corporation (“MyMD”), at the Effective Time (as defined in the Merger Agreement) and among other things, (i) Merger Sub will be merged with and into MyMD (the “Merger”), whereupon the separate corporate existence of Merger Sub shall cease and MyMD shall continue as the surviving corporation (the “Surviving Corporation”) and (ii) the former shareholders of MyMD will acquire approximately 80% of the Post-Closing Parent Shares (as defined in the Merger Agreement);

WHEREAS, pursuant to, and in accordance with, Section 27 of the Rights Agreement, (i) the Company may, in its sole discretion at any time while the Rights are then redeemable, supplement or amend any provision of the Rights Agreement and (ii) any supplement or amendment that does not amend Sections 18, 19, 20, 21 or 27 of the Rights Agreement in a manner adverse to the Rights Agent shall become effective immediately upon execution by the Company, whether or not also executed by the Rights Agent;

WHEREAS, to the Company’s knowledge the Rights are redeemable prior to the execution and delivery of this Amendment;

WHEREAS, the board of directors of the Company has determined that an amendment to the Rights Agreement to exempt the Merger Agreement and transactions contemplated thereby, including the Merger, from application of the Rights Agreement is in the best interests of the Company and its stockholders and has duly authorized and approved this Amendment.

NOW, THEREFORE, in consideration of the premises set forth herein, the Company hereby amends the Rights Agreement as follows:

1. Amendment of the Rights Agreement.

1.1 Section 1 of the Rights Agreement is hereby amended by adding the following additional definitions, each to be included in alphabetical order with all other definitions contained in Section 1 of the Rights Agreement:

“Effective Time” has the meaning ascribed to such term in the Merger Agreement.

“Merger” has the meaning ascribed to such term in the Merger Agreement.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of November 11, 2020, by and among the Company, Merger Sub and MyMD.

“Merger Sub” means XYZ Merger Sub Inc., a Florida corporation.

“MyMD” means MyMD Pharmaceuticals, Inc., a Florida corporation.

“Transactions” has the meaning ascribed to such term in the Merger Agreement.

1.2 Subsection 1(a)(ii) of the Rights Agreement is hereby amended and restated in its entirety as follows:

“(ii) if, (A) as of the date hereof or prior to the first public announcement of the adoption of this Agreement, any Person, or (B) as of the Effective Time, any Person receiving Common Stock in connection with the Merger, in each case is or becomes the Beneficial Owner of 10% or more of the shares of Common Stock outstanding, such Person shall not be deemed to be or to become an “Acquiring Person” unless and until such time as such Person shall, after the first public announcement of the adoption of this Agreement, become the Beneficial Owner of any additional shares of Common Stock (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Stock or pursuant to a split or subdivision of the outstanding Common Stock, or as contemplated by the Merger Agreement), unless, upon becoming the Beneficial Owner of such additional shares of Common Stock, such Person is not then the Beneficial Owner of 10% or more of the shares of Common Stock then outstanding;”

1.3 The following is inserted as a new Section 1A of the Rights Agreement, to appear between Section 1 and Section 2 of the Rights Agreement:

“Section 1A. Exception for Merger Agreement and Transactions. Notwithstanding anything to the contrary in this Agreement, none of (i) the approval, execution, delivery or performance of the Merger Agreement and/or any other contract or instrument contemplated by the Merger Agreement or the Transactions, or any amendment to the foregoing, (ii) the announcement of the Merger Agreement or any of the Transactions, or (iii) the consummation or the announcement of the consummation of the Merger or any of the other Transactions, in each case, in and of themselves, shall (A) cause any Person to be deemed to be or to become an Acquiring Person for any purpose in this Agreement or (B) result in the occurrence of a Stock Acquisition Date, a Distribution Date or a Triggering Event, or in any way permit any Rights to be exercised. Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedy or claim under this Agreement in connection with the execution, delivery or performance of the Merger Agreement, or the consummation of the Merger or any of the Transactions.”

1.4 Subsection 7(a)(iii) of the Rights Agreement is hereby amended and restated in its entirety as follows:

“(iii) the closing of any merger or other acquisition transaction involving the Company (other than the Merger) pursuant to an agreement of the type described in Section 1(f)(i)(D) (Certain Definitions – “Beneficial Owner”) or Section 13(d) (Consolidation, Merger or Sale or Transfer of Assets or Earning Power — Certain Approved Transactions) or”

1.5 Section 13(d) of the Rights Agreement is hereby amended and restated in its entirety as follows:

“Certain Approved Transactions. Notwithstanding anything contained herein to the contrary, in the event of any merger or other acquisition transaction (other than the Merger) involving the Company pursuant to a merger or other acquisition agreement (other than the Merger Agreement) between the Company and any Person (or one or more of such Person’s Affiliates or Associates) which agreement has been approved by the Board prior to any Person becoming an Acquiring Person, this Agreement and the rights of holders of Rights hereunder shall be terminated in accordance with Section 7(a).”

2. No Other Amendment; Effect of Amendment. Except as and to the extent expressly modified by this Amendment, the Rights Agreement and the exhibits thereto remain in full force and effect in all respects without any modification. In the event of a conflict or inconsistency between this Amendment and the Rights Agreement and the exhibits thereto, the provisions of this Amendment will govern. This Amendment will be deemed an amendment to the Rights Agreement and will become effective as of immediately prior to, and contingent upon, the execution and delivery of the Merger Agreement. If for any reason the Merger Agreement is terminated in accordance with its terms, then this Amendment shall, at such time, become null and void and be of no further force and effect, and the Rights Agreement shall remain the same as it existed immediately prior to the execution of this Amendment.

3. Signature and Counterparts. This Amendment may be executed by facsimile, PDF or other electronic means, and such signature shall for all purposes be deemed to be an original. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

4. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that notwithstanding anything in this Amendment to the contrary, if any such term, provision, covenant or restriction is held by such court or authority to be invalid, void or unenforceable and the Board determines in its good faith judgment that severing the invalid language from this Amendment would adversely affect the purpose or effect of this Amendment, the right of redemption set forth in Section 23 of the Rights Agreement shall be reinstated and shall not expire until the Close of Business on the tenth Business Day following the date of such determination by the Board.

5. Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

6. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of New Jersey and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

7. Successors. All the covenants and provisions of this Amendment by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be duly executed, as of the day and year first written above.

AKERS BIOSCIENCES, INC.

By:	/s/ Christopher C. Schreiber
Name:	Christopher C. Schreiber
Title:	Executive Chairman and President

[Signature Page to Amendment No. 1 to Rights Agreement]